Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 of (i) our report dated August 5, 2009, relating to the combined financial statements of Resolute Natural Resources Company, LLC, Resolute Aneth, LLC, WYNR, LLC, BWNR, LLC, Resolute Wyoming, Inc., and RNRC Holdings, Inc. (“the Companies”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the substantial doubt about the Companies’ ability to continue as a going concern as described in Note 1, the restatement of the Companies’ combined financial statements for the year ended December 31, 2008 as described in Note 12, and the retrospective adjustment for the adoption of FASB Statement No. 160, “Noncontrolling Interests in Financial Statements” as described in Note 1) and (ii) our report dated August 5, 2009, relating to the balance sheet of Resolute Energy Corporation, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Denver, Colorado
August 5, 2009